As filed with the Securities and Exchange Commission on February 24, 2005

Registration No. 333-118123

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

California

(State of Incorporation)

33-0056054

(I.R.S. Employer Identification Number)

1935 Avenida del Oro, Suite F

Oceanside, California 92056

(760) 806-8922

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael F. Crowley, Jr.

President and Chief Executive Officer

SeraCare Life Sciences, Inc.

1935 Avenida del Oro, Suite F

Oceanside, California 92056

(760) 806-8922

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(949) 760-6900

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    At such time or times on and after the date on which this Registration Statement becomes effective as the selling securityholders may determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value per share	2,617,030	$13.59	$35,565,437.70	$4,186.05	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	$1,485.24 of this fee was previously paid with the initial filing.

In addition to the shares of common stock set forth on the Calculation of Registration Fee Table, pursuant to Rule 416 of the Securities Act, this Registration Statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 24, 2005

PRELIMINARY PROSPECTUS

SERACARE LIFE SCIENCES, INC.

2,617,030 Shares of Common Stock

This prospectus relates to the resale by the selling securityholders identified in this prospectus of up to 2,617,030 shares of common stock (including up to 563,347 shares of common stock issuable upon the exercise of certain warrants). We will not receive any proceeds from the disposition of these shares.

The selling securityholders identified in this prospectus (which term as used herein includes their permitted pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The Company’s common stock is traded on The Nasdaq National Market under the ticker symbol “SRLS”. On February 22, 2005, the closing sale price of the common stock, as reported by Nasdaq, was $13.57 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2005.

FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and the documents it incorporates by reference that are not historical facts may be “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, investors should carefully consider the information set forth under “Risk Factors” beginning on page 3 of this prospectus.

Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

As used in this prospectus, “we,” “us” and “our” refer to SeraCare Life Sciences, Inc.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under “Risk Factors” beginning on page 3.

Our Company

We are a manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery, and research organizations based in Oceanside, California, with satellite offices in: Hatboro, Pennsylvania; Cambridge, Massachusetts; West Bridgewater, Massachusetts; Frederick, Maryland; Gaithersburg, Maryland and distributors in Europe and Asia. We offer a diverse array of products including quality controls for diagnostic tests, specialty plasmas, human and animal-based proteins for research, development, and manufacture of therapeutics and diagnostics, and ethically collected, high quality, clinically annotated biological specimens for target validation and drug discovery. Recently, we acquired substantially all of the assets of the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc., as well as substantially all of the assets of Genomics Collaborative, Inc. We conduct business throughout the world, and our common stock is traded on the NASDAQ National Market under the symbol “SRLS”.

We are a vendor-approved supplier to over 500 pharmaceutical and healthcare companies, and are listed as an exclusive supplier in many customers’ regulatory filings with the Food and Drug Administration (“FDA”). Our primary focus is the development and sale of human and animal plasma-based diagnostic, therapeutic, and research products to domestic and international customers. Through our strategic alliances with Biomat USA, Inc., we have access to a nationwide network of donor centers. This has historically provided the basis for our development of human plasma-based products and services. Through our strategic alliance with Proliant, Inc., we have access to bovine serum albumin, which has provided the basis for development of our bovine serum-based products. We provide quality control products for infectious disease testing. In conjunction with the products we sell for research purposes, we are able to offer services such as nucleic acid isolation and sequencing, SNP analysis, target validation, assistance in statistical study design, and biorepository services. We also provide antibody-based products, which are used as active ingredients in therapeutic products (generally, drugs used to treat and manage diseases) and in diagnostic products (generally, diagnostic tests and test kits). In addition, we have established ourself as a provider of ethically collected, high quality, clinically annotated biological specimens for target drug validation and discovery studies.

We focus on product development, the solidification of customer relationships, and improvement of our operational systems in California, Maryland, Massachusetts and Pennsylvania. We have increased the variety, and improved the quality, of products that we manufacture and sell. Management believes our strategy will aid our long-term success in the highly regulated and competitive industry in which we operate. During the course of our corporate evolution, we have helped many customers develop internal protocols and standards, established quality control benchmarks, and have performed various other value-added services for our customers in order to establish solid relationships. We have made significant progress as a major supplier of protein and media products to several pharmaceutical and biotechnology companies.

Recent Developments

On June 3, 2004, we announced the acquisition of substantially all of the assets of Genomics Collaborative, Inc. (“GCI”) (the “GCI Acquisition”). The GCI Acquisition was funded with our common stock and cash. The purchase price paid to acquire GCI was $14,300,000, which consisted of 1,065,683 shares of our common stock as well as a cash payment of $1,245,000, including transaction costs. The market value of the 1,065,683 shares was $13,055,000. GCI is based in Cambridge, Massachusetts and provides clinical samples and applies human genetics to target validation for drug discovery.

On September 14, 2004, we announced the acquisition of substantially all of the assets of BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc. (the “BBI Acquisition”), for $30,000,000 in cash plus the assumption of certain liabilities. We financed the BBI Acquisition through the following sources: (1) borrowings totaling $21,000,000 under a new credit facility, (2) subordinated loans from certain lenders amounting to $4,000,000 (of which $3,500,000 was with related parties) and (3) $8,160,000 (800,000 shares) from a private placement of our common stock. The acquired divisions include in vitro diagnostics operations and BioBank related operations which management believes to be complementary to our existing operations and which are located at facilities in West Bridgewater, Massachusetts, Frederick, Maryland, and Gaithersburg, Maryland.

For a more detailed description of our business, including audited and unaudited financial information, see our Annual Report on Form 10-K and other documents referred to in “Incorporation of Certain Documents by Reference.”

SeraCare Life Sciences, Inc. was incorporated in 1984 as a California corporation. Our principal business and executive offices are located at 1935 Avenida del Oro, Suite F, Oceanside, California 92056. Our main telephone number is (760) 806-8922. Our website is located at www.seracare.com. We do not consider information contained on our website and on websites linked to it to be part of this prospectus.

The Offering

Common stock offered by selling securityholders	Up to 2,617,030 shares(1)
Common stock to be outstanding after the offering	10,477,795 shares(2)
The Nasdaq National Market symbol	SRLS

(1)	Consists of 2,053,683 shares of common stock and 563,347 shares of common stock issuable upon the exercise of certain warrants.
(2)	Based on the number of shares actually outstanding on January 31, 2005 and assuming the exercise in full of warrants to purchase an aggregate of 563,347 shares of common stock.

RISK FACTORS

The shares of our common stock involve a high degree of risk. You should carefully consider the following discussion of risks as well as all other information in this prospectus before purchasing any of the shares of our common stock offered pursuant to this prospectus.

WE MAY NEED ADDITIONAL CAPITAL

In order to implement our growth strategy and remain competitive, we must make investments in research and development to fund new product initiatives, continue to upgrade our process technology and manufacturing capabilities, and actively seek out potential acquisition candidates. In order to do this, we may need to obtain additional capital. Although we believe that internal cash flows from operations, along with the existing capacity under our line of credit, will be sufficient to satisfy our working capital and normal operating requirements, we may not be able to fund our planned research and development, capital investment programs, and potential acquisitions without seeking additional capital.

Our ability to raise additional capital depends on a variety of factors, some of which may not be within our control, including investor perceptions of our management, our business, and the industries in which we operate. In September 2004, we entered into a $25 million secured line of credit with Brown Brothers Harriman & Co. as the Collateral Agent and Union Bank of California as Administrative Agent primarily to finance the acquisition of BBI. Our ability to finance future acquisitions under our new credit facility is subject to certain conditions as set forth in the credit agreement with respect to that facility. Even if we are able to access our credit facility for future acquisitions, we cannot assure you that our borrowing capacity under the credit facility, even combined with cash generated from operations will be sufficient to implement our growth strategy. In such event we may need to raise additional capital. If we raise additional capital through new borrowings, we may become subject to additional restrictive covenants. If we raise money through the issuance of equity securities, your stock ownership will be diluted. Any inability to successfully raise needed capital on a timely or cost-effective basis could have a material adverse effect on our business, financial condition, and operating results.

AN INTERRUPTION IN THE SUPPLY OF DIAGNOSTIC AND THERAPEUTIC PRODUCTS THAT WE PURCHASE FROM THIRD PARTIES COULD CAUSE A DECLINE IN OUR SALES

We purchase diagnostics products that are used in the manufacture and testing of our plasma products from third parties, such as Instituto Grifols, S.A. and other companies. Any significant interruption in the supply of these diagnostics products could cause a decline in our plasma product sales, unless and until we are able to replace them.

We obtain a substantial portion of our therapeutic revenue and operating margin from sales of products incorporating the Human Serum Albumin supplied to us by Instituto Grifols S.A. Although we have entered into an amendment to the original agreement with Instituto Grifols S.A. extending the term until March 31, 2006, there can be no guarantee that Instituto Grifols S.A. will be able to supply us with our needs or that the demand for Human Serum Albumin will continue throughout the contract period or that the agreement will not be terminated prior to March 31, 2006. The loss of this contract with Instituto Grifols or a significant increase in our purchase price would have a material adverse effect on our revenues and profitability.

We also depend on third parties such as Instituto Grifols, S.A. to provide their raw materials and/or products on a timely and cost-effective basis and to deliver high quality products and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF OUR ACQUISITIONS

The definitive agreements governing our recent acquisitions each include standard representations, warranties and covenants from the counterparty to such agreements, as well as indemnification obligations from the same counterparty, for, among other things, breaches of the same representations, warranties and covenants.

These indemnification obligations are limited in time and amount, and it is unlikely that we will otherwise be able to recover any losses that exceed these limits.

Although we expect to realize strategic, operational and financial benefits as a result of these acquisitions, we cannot predict whether and to what extent such benefits will be achieved. Working through integration issues is complex, time-consuming and expensive and could significantly disrupt our business. There are significant challenges to integrating the acquired operations into our business, including:

•	successfully managing the operations, facilities and technology of the acquired businesses;

•	maintaining and increasing the customer base for the acquired products;

•	demonstrating to customers and suppliers that the acquisitions will not result in adverse changes in service standards or business focus;

•	minimizing the diversion of management attention from ongoing business concerns;

•	maintaining employee morale and retaining key employees, integrating cultures and management structures and accurately forecasting employee benefit costs; and

•	consolidating our management information, inventory, accounting and other systems.

Our failure to successfully integrate and operate the acquired businesses, and to realize the anticipated benefits of these acquisitions, could adversely impact our operating performance and financial results.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY

We will grow as a result of our recent acquisitions, and our business plan contemplates continued growth in the form of additional acquisitions and expansion into new markets. Successful future growth will depend upon our ability to access capital, obtain applicable governmental approvals and integrate acquired businesses into our existing operations. We cannot assure you that we will be successful in any future expansion of our operations or any entrance into new markets.

FUTURE ACQUISITIONS WILL INVOLVE INHERENT RISKS THAT MAY ADVERSELY AFFECT OUR OPERATING RESULTS AND FINANCIAL CONDITION

Our growth strategy includes the possibility of additional, future acquisitions, which acquisitions would involve various inherent risks, such as:

•	our ability to assess accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	the potential loss of key personnel of an acquired business;

•	our ability to integrate acquired businesses and to achieve identified financial and operating synergies anticipated to result from an acquisition;

•	increased pressure on our staff and on our operating systems; and

•	unanticipated changes in business and economic conditions affecting an acquired business.

SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD BE SOLD IN THE NEAR FUTURE

We are registering the resale of 2,617,030 shares of our common stock pursuant to this prospectus. We cannot predict the effect, if any, that the availability of a substantial amount of shares of our common stock will have on the market price of our common stock. Given the historically low trading volume of our common stock, sales of a significant number of these shares on the public market could reduce the market price of our common stock considerably or make it more difficult for us to sell or issue additional securities in the future at a time and price that we deem appropriate. In addition, the perception in the public market that our shareholders might sell shares of our common stock could depress the market price of our common stock, regardless of the actual plans of our shareholders and even if our business is doing well.

OUR STOCK PRICE IS EXPECTED TO BE VOLATILE

The market price of our common stock has, like that of many other life sciences companies, been volatile, and is expected to continue to be volatile. During the two year period ended September 30, 2004, our stock price has ranged from $3.00 to $13.50, and during the 12 months ended November 30, 2004, our stock price has ranged from $6.90 to $13.50. We believe that future announcements concerning us, our competitors, governmental regulations, litigation or unexpected losses, or the failure to meet or exceed analysts’ projections of financial performance, may cause the market price of our common stock to fluctuate substantially in the future. These fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

INVESTMENT IN OUR COMMON STOCK MAY BE RELATIVELY ILLIQUID

The trading volume of our common stock has historically been low. The recent issuance of a substantial number of shares of our common stock may have an adverse effect on the liquidity of our common stock. Investors in our common stock must be prepared to bear the economic risks of such investment for an indefinite period of time. We also expect that the trading volume of our common stock will be significantly affected by the price of our common stock, which may be volatile.

WE RISK A SECURITIES CLASS ACTION LITIGATION DUE TO EXPECTED STOCK PRICE VOLATILITY

In the past, stockholders have brought securities class action litigation against a company following a decline in the market price of its securities. This risk is especially acute for us because life science companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. To date, we have not been subject to class action litigation. However, we may in the future be the target of this type of litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources, and could seriously harm our business.

OUR BUSINESS IS HIGHLY COMPETITIVE

Our products compete with those of other companies. Many of these companies have greater financial resources, research and product development capabilities and marketing organizations than we do. Competition for customers depends primarily on the ability to provide products of the quality and in the quantity required by customers. If we succeed in bringing one or more products to market, we will compete with many other companies that may have extensive and well-funded marketing and sales operations. Our failure to provide products of the quality and quantity demanded by our customers and successfully market new products could have a material adverse effect on our future business, financial condition and results of operation.

Certain of our special antibody products are derived from donors with rare antibody characteristics, resulting in increased competition for such donors. If we are unable to maintain and expand our donor base, this could have a material adverse effect on our future business, financial condition and results of operation.

WE ARE DEPENDENT ON KEY PERSONNEL

Our success depends on our ability to attract, retain and motivate the qualified personnel that will be essential to our current plans and future development. The competition for such personnel is substantial, and we cannot assure you that we will successfully retain our key employees or attract and retain any required additional personnel. In particular, our success depends to a significant extent upon the continued services of Michael F. Crowley Jr., our President and Chief Executive Officer, and Barry Plost, our Chairman of the Board.

OUR PRINCIPAL SHAREHOLDERS MAY EXERT SIGNIFICANT INFLUENCE ON US

As of November 30, 2004, our Chairman of the Board, Barry D. Plost, beneficially owned approximately 8.9% of our common stock. In addition, Pecks Management Partners, Ltd., as investment advisor for four separate investors, beneficially owns 14.7% of our outstanding shares. Therefore, Mr. Plost and Pecks Management Partners, Ltd. each will have power to exert significant influence on our management and policies.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION

Our business is heavily regulated in the United States. In addition to the FDA which regulates, among other matters, the testing, manufacturing, storage, labeling, export, and marketing of blood products and in vitro diagnostic products, various other federal, state and local regulations also apply and can be, in some cases, more restrictive. If we fail to comply with FDA or other regulatory requirements, we could be subjected to civil and criminal penalties, or even required to suspend or cease operations. Any such actions could severely curtail our sales to biologics companies. Failure of our plasma suppliers or customers to comply with FDA requirements could also adversely affect us. In addition, more restrictive laws, regulations or interpretations could be adopted, which could make compliance more difficult or expensive or otherwise adversely affect our business.

WE ARE SUBJECT TO GOVERNMENTAL REFORMS AND THE ADEQUACY OF REIMBURSEMENT

Healthcare reform is a priority of many elected and appointed officials. Some reform measures, if adopted, could adversely affect the pricing of diagnostic products, which are made from plasma, or the amount of reimbursement available for diagnostic products from government agencies, third party payers and other organizations.

PRODUCT LIABILITY CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REPUTATION, BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

As a manufacturer and marketer of various therapeutic and diagnostic plasma products, our results of operations are susceptible to adverse publicity regarding the quality or safety of our products. Product liability claims challenging the safety of our products may result in a decline in sales for a particular product, which could adversely affect our results of operations. This could be true even if the claims themselves are proven to not be true or settled for immaterial amounts. We believe that our current product liability insurance is sufficient at this time.

RISK OF HAZARDOUS WASTE LIABILITY

Our operations involve the controlled use of bio-hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal agencies, we cannot assure you that we will be able to continue to comply with all applicable standards or that violations will not occur. In addition, we cannot provide assurance that more restrictive laws, rules and regulations or enforcement policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect our business or prospects. We believe that our current product liability insurance is sufficient at this time.

WE ARE SUBJECT TO THE RISKS ASSOCIATED WITH INTERNATIONAL SALES

International sales accounted for 36% of our total revenues during the year ended September 30, 2004, 30% of our total revenues during the year ended September 30, 2003, and 34% of our total revenues during the year ended September 30, 2002. We anticipate that international sales will continue to account for a significant percentage of our revenues. Risks associated with these sales include:

•	political and economic instability;

•	export controls;

•	changes in legal and regulatory requirements;

•	United States and foreign government policy changes affecting the markets for our products; and

•	changes in tax laws and tariffs.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

FOREIGN RESTRICTIONS ON IMPORTATION OF BLOOD DERIVATIVES

Concern over blood safety has led to movements in a number of European and other countries to restrict the importation of blood and blood derivatives, including antibodies, collected outside the countries’ borders or, in the case of certain European countries, outside Europe. To date, these efforts have not led to any meaningful restriction on the importation of blood or blood derivates, and have not adversely affected our business. Such restrictions, however, continue to be debated and there can be no assurance that such restrictions will not be imposed in the future. If imposed, such restrictions could have a material adverse effect on the demand for our products.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE

We have authorized in our Articles of Incorporation the issuance of up to 25 million shares of preferred stock. We may issue shares of preferred stock in one or more new series. Our Board of Directors may determine the terms of the preferred stock without further action by our shareholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although we have no present plans to issue shares of preferred stock or to create new series of preferred stock, if we do issue preferred stock, it could affect the rights, or even reduce the value, of our common stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

Certain provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered in the best interests of our shareholders. These provisions, among other things:

•	eliminate cumulative voting rights;

•	authorize the issuance of “blank check” preferred stock having such designations, rights and preferences as may be determined from time to time by the Board of Directors, without any vote or further action by our shareholders; and

•	eliminate the right of shareholders to act by written consent.

ADDITIONAL RISK FACTORS

In addition to the foregoing risk factors, our business, financial condition, and operating results could be seriously harmed by additional factors, including but not limited to the following:

•	our ability to maintain favorable supplier agreements and relationships with major customers and suppliers;

•	the loss of any significant customers or reduced orders from significant customers;

•	our ability to maintain and expand our customer base;

•	increased competition for donors, which may affect our ability to attract and retain qualified donors;

•	our ability to meet future customer demand for plasma products; and

•	changes in industry trends, customer specifications and demand, market demand in general and potential foreign restrictions of the importation of our products.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale or disposition of the common stock covered by this prospectus. We will not receive any proceeds from the sale or disposition of the shares of common stock offered by the selling securityholders pursuant to this prospectus. We will bear all fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of our counsel or any other persons retained by us, as well as the expense of any special audits incident to or required by such registration. All underwriting discounts, fees and disbursements of counsel for the selling securityholders, selling commissions and stock transfer taxes applicable to the sale or disposition of the shares of common stock shall be borne by the selling securityholders.

SELLING SECURITYHOLDERS

The shares of common stock offered pursuant to this prospectus are owned by the selling securityholders (or their permitted pledgees, donees, transferees or other successors-in-interest) identified below. We issued these shares as follows: (1) 1,065,683 as part of an asset acquisition on June 3, 2004, pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act of 1933 (the “GCI Shares”); (2) 828,000 as part of a private placement of our common stock on September 14, 2004, with certain accredited investors, pursuant to an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933; and (3) 160,000 in connection with the exercise of certain warrants, pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act of 1933. In connection with a Supply and Services Agreement that we entered into with our former parent Biomat USA, Inc. at the time of our spin-off, on September 24, 2001 we issued to Probitas Pharma, the parent of Instituto Grifols, S.A., a five year warrant to purchase 563,347 shares of our common stock at an exercise price of $3.05 per share (the “Probitas Warrant”). The sale and issuance of the Probitas Warrant was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act of 1933. The Probitas Warrant was subsequently assigned by Probitas Pharma. We granted registration rights to the selling securityholders with respect to the resale of these shares.

130,435 of the GCI Shares have been placed in escrow (the “Escrowed Shares”) to secure GCI’s indemnification obligations under its asset purchase agreement with us.

In accordance with the registration rights granted to the selling securityholders, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus. With respect to certain of the shares registered hereunder, we have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for resale thereof by the selling securityholders.

The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of January 31, 2005 and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling securityholders from time to time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling securityholder has the right to acquire beneficial interest within 60 days after January 31, 2005, through the exercise or conversion of any stock option, warrant, or other right. To the best of our knowledge, except as set forth on the table below, since September 25, 2001, none of the selling securityholders has had any position, office or other material relationship with us or any of our predecessors or affiliates.

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering[1]	Percentage of Outstanding Shares Beneficially Owned Following This Offering[1], [2]
Acadiana, Ltd.[3]	616	616	—	—
AGTC Advisors Fund, L.P.[4]	4,991	4,991	—	—
Applied Genomic Technology Capital Fund, L.P.[5]	82,571	82,571	—	—
Armen Partners LP6	17,512	17,512	—	—
Berkeley Investment Limited[7]	52,537	52,537	—	—
Chancellor Private Capital Offshore Partners I, C.V.[8], [9]	6,333	6,333	—	—
Chancellor Private Capital Offshore Partners II, L.P.[8], [10]	78,187	78,187	—	—
Chancellor Private Capital Partners III, L.P.[8], [11]	47,460	47,460	—	—
Citiventure 96 Partnership, L.P.[8], [12]	180,769	180,769	—	—
David L. Engel	657	657	—	—
Dennis M. Smith, Jr., M.D.	1,847	1,847	—	—
DAYSTAR REALTY LTD[13]	17,512	17,512	—	—
Folly I, L.L.C.[14]	205	205	—	—
Folly II, L.L.C.[15]	205	205	—	—
GATX VENTURES, INC.[8,16]	15,761	15,761	—	—
General Electric Capital Corporation[8,17]	5,254	5,254	—	—
Genomics Collaborative, Inc.[18,19]	125,113[20]	125,113[20]	—	—
James J. Pellini	411	411	—	—
James Frates	616	616	—	—
Jay S. Zimmerman	246	246	—	—
Joan M. Pellini	411	411	—	—
John Fan	1,633	1,633	—	—
John-Kelly C Warren Trust A2[1]	1,847	1,847	—	—
Justin P. Morreale	657	657	—	—
Lawrence I. Silverstein	493	493	—	—
Mark A. Buntz	369	369	—	—
Michael J. Landine	1,095	1,095	—	—
Michael Pellini	10,708[22]	10,708[22]	—	—
Patrick A. McKee	246	246	—	—
Paul J. Mitchell	832	832	—	—
PHARMBIO GROWTH FUND PTE LTD[2][3]	16,421	16,421	—	—
Rick Episcopo[2][4]	11,219[25]	11,219[25]	—	—
Robert Breyer	985	985	—	—
Stephen Aldred	411	411	—	—
Stephen Kelly Warren Trust “A”[2][6]	246	246	—	—
The Gould (2000) Fund LLC[2][7]	2,053	2,053	—	—
Thomas Edward Cooper	123	123	—	—
TL Ventures IV Interfund L.P.[28]	2,254	2,254	—	—
TL Ventures IV L.P.[29]	85,308	85,308	—	—
Victor J. Paci and Jennifer M. Paci	411	411	—	—
The William K. Warren Foundation[30]	87,562	87,562	—	—
William K. Warren Jr. Trust A31	1,728	1,728	—	—
William R. Lissau	616	616	—	—

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering[1]	Percentage of Outstanding Shares Beneficially Owned Following This Offering[1], [2]
Winston Partners II LLC[32]	52,537	52,537	—	—
Winston Partners LP33	52,537	52,537	—	—
Marshall M. Becker[8,34]	152,738	42,867	109,871	1.11%
Stanley S. Becker	110,825	45,000	65,825	*
Murray Blitstein	2,500	2,500	—	—
Anthony Cappiello[8]	5,000	5,000	—	—
Castlerigg Master Investments Ltd.[35]	50,000	50,000	—	—
Catalysis Partners, LLC[36]	94,000	50,000	44,000	*
Scott DeGhetto[8]	10,000	10,000	—	—
EL Equities, LLC[37]	50,000	50,000	—	—
Bernard R. Feingold	10,697	8,000	2,697	*
Robert Graifman	14,100	9,100	5,000	*
Michael Groveman	13,328[38]	5,000	8,328	*
Geoffrey M. Haar	28,485	15,000	13,485	*
William M. Hitchcock[8],	109,300	50,000	59,300	*
Linda Jacobsen[8]	31,300	8,000	23,300	*
James G. Kreissman	32,000	23,000	9,000	*
Robert S. Krieger	21,500	4,400	17,100	*
Joan B. Levine	6,100	2,500	3,600	*
Kenneth R. Levine[8,39]	503,574[40]	269,306[40]	234,268	2.36%
John E. McConnaughy Jr.	20,000	20,000	—	—
New Dimensions Trading Limited[41]	350,000	350,000	—	—
Provco Ventures I, LP42	25,000	25,000	—	—
Stager Partners LP43	325,852[44]	325,852[44]	—	—
The Lincoln Fund, L.P.[45]	173,000	25,000	148,000	1.49%
Joshua Winkler	10,000	10,000	—	—
Daniel Luskind[8]	4,500[46]	4,500[46]	—	—
John P. O’Shea[8]	26,500[47]	26,500[47]	—	—
Henry S. Krauss[8]	4,500[48]	4,500[48]	—	—
Westminster Securities Corporation[49,50]	4,500	4,500	—	—
Chesed Congregation of America[51]	189,712[52]	100,000[52]	89,712	*
Jacob Safier[53]	100,000[52]	100,000[52]	—	—
TOTALS	3,450,516	2,617,030	833,486	8.41%

*	less than one percent (1%)
[1]	Assumes that each selling securityholder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned, if any, by such selling securityholder.
[2]	Based upon a total number of shares of Common Stock outstanding as of January 31, 2005 of 9,914,448.
[3]	Joseph A. Sonnier, III is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Acadiana, Ltd.
[4]	Noubar B. Afeyan is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by AGTC Advisors Fund, L.P.
[5]	Noubar B. Afeyan is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Applied Genomic Technology Capital Fund, L.P.
[6]	Garo Armen is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Armen Partners LP.

[7]	Kishore Mirchandani and Chandru Kewalramani are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by Berkeley Investment Limited.
[8]	This selling securityholder has an affiliate that is a broker-dealer. This selling securityholder has advised us that it purchased our securities in the ordinary course of its business and at the time of such purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such securities other than certain contractual registration rights to include shares in registration statements we file.
[9]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Chancellor Private Capital Offshore Partners I, C.V. (CPC I). The general partner of CPC I is Chancellor KME IV Partner, L.P. (KME IV), the general partner of which is INVESCO Private Capital Investments, Inc. (ICPI). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder. Such voting and investment authority may be deemed to be shared with KME IV and IPCI. INVESCO Private Capital, Inc., KME IV, ICPI and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.
[10]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Chancellor Private Capital Offshore Partners II, L.P. (CPC II). The general partner of CPC II is CPCO Associates, L.P. (CPCO), the general partner of which is INVESCO Private Capital Investments, Inc. (ICPI). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder. Such voting and investment authority may be deemed to be shared with CPCO and ICPI. INVESCO Private Capital, Inc., CPCO, ICPI and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.
[11]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Chancellor Private Capital Partners III, L.P. (CPC III). The general partner of CPC III is CPCP Associates, L.P. (CPCP), the general partner of which is INVESCO Private Capital Investments, Inc. (ICPI). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder. Such voting and investment authority may be deemed to be shared with CPCP and ICPI. INVESCO Private Capital, Inc., CPCP, ICPI and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.
[12]	INVESCO Private Capital, Inc. is the full discretion investment advisor to Citiventure 96 Partnership, L.P. (CPLP). Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner are members of the investment committee of INVESCO Private Capital Inc. and have shared voting and investment power over the shares held by this selling securityholder. INVESCO Private Capital, Inc. and each of Parag Saxena, Alessandro Piol, Howard Goldstein, Johnston Evans, Esfandiar Lohrasbpour and Alan Kittner disclaim beneficial ownership of these shares except to the extent of its or their pecuniary interest therein. The address of this selling securityholder is c/o INVESCO Private Capital, Inc., 1166 Avenue of the Americas, 27th Floor, New York, NY 10036.
[13]	Ishwar Sani is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by DAYSTAR REALTY LTD.
[14]	Hannah Bayne Powell is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Folly I, L.L.C.

[15]	Alexandra Wall Worsham is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Folly II, L.L.C.
[16]	Susan A. Noack is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by GATX VENTURES, INC.
[17]	Diane Earle is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by General Electric Capital Corporation.
[18]	Jason Ryan is a former employee of the Company.
[19]	Jason Ryan and Michael Pellini are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by GCI.
[20]	These shares have been placed in escrow to secure GCI’s indemnification obligations under the asset purchase agreement between GCI and the Company.
[21]	John-Kelly Warren and Mark Buntz are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by the John-Kelly C Warren Trust A.
[22]	GCI has advised us that in accordance with an agreement entered into between Michael Pellini and GCI, upon the release of the Escrowed Shares, Michael Pellini is entitled to receive 2.35% of the Escrowed Shares. The Escrowed Shares (3,065) included in this number are based upon the assumption that all of the Escrowed Shares will be released to GCI.
[23]	Lily Chan, PhD, General Manager, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by PHARMBIO GROWTH FUND PTE LTD.
[24]	Rick Episcopo was a consultant to the Company.
[25]	GCI has advised us that in accordance with an agreement entered into between Rick Episcopo and GCI, upon the release of the Escrowed Shares, Rick Episcopo is entitled to receive 1.73% of the Escrowed Shares. The Escrowed Shares (2,257) included in this number are based upon the assumption that all of the Escrowed Shares will be released to GCI.
[26]	Stephen Kelly Warren is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by the Stephen Kelly Warren Trust “A”.
[27]	David L. Engel, Justin P. Morreale, Victor J. Paci and William G. Southard are the natural people who directly or indirectly alone or with others have power to vote or dispose of the shares owned by The Gould (2000) Fund LLC.
[28]	Each of (i) TL Ventures IV LLC, a Delaware limited liability company (TL IV LLC), the general partner of TL Ventures Interfund IV L.P. and (ii) Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino, Christopher Moller and Christopher J. Davis, the members of the executive board of TL IV LLC, may be deemed to have shared voting and dispositive power over the shares held by TL Ventures IV Interfund L.P.
[29]	Each of (i) TL Ventures IV Management L.P., a Delaware limited partnership (TL IV Mgt LP), the general partner of the TL Ventures IV, L.P., (ii) TL Ventures IV LLC, a Delaware limited liability company (TL IV LLC), the general partner of TL IV Mgt LP and (iii) Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino, Christopher Moller and Christopher J. Davis, the members of the executive board of TL IV LLC, may be deemed to have shared voting and dispositive power over the shares held by TL Ventures IV L.P.
[30]	Mark A. Buntz is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by The William K. Warren Foundation.
[31]	William K. Warren Jr. is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by the William K. Warren Jr. Trust A.
[32]	Purnendu Chatterjee is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Winston Partners II LLC.
[33]	Purnendu Chatterjee is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Winston Partners LP.
[34]	Marshall M. Becker is a principal of First Equity Capital Securities, Inc., the placement agent in the September 14, 2004 private placement.
[35]	Thomas E. Sandell is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Castlerigg Master Investments Ltd.
[36]	John P. Francis is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Catalysis Partners, LLC.

[37]	Eli Levitin is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by EL Equities, LLC.
[38]	This number includes 500 shares of common stock held in the name of Andrew Groveman, Michael Groveman’s son.
[39]	Kenneth R. Levine is a principal of First Equity Capital Securities, Inc., the placement agent in the September 14, 2004 private placement.
[40]	This number includes up to 181,673 shares of common stock issuable upon the exercise of a warrant.
[41]	Chana Edelstein, Stephen Hancock and Isaac Hebroni, the members of the board of directors of New Dimensions Trading Limited, are the natural people who directly or indirectly alone or with others have the power to vote or dispose of the shares owned by New Dimensions Trading Limited.
[42]	Gary R. DiLella is the natural person who directly or indirectly alone or with others has the power to vote or dispose of the shares owned by Provco Ventures I, LP.
[43]	Gerry Malinow is the natural person who directly or indirectly alone or with others has the power to vote or dispose of the shares owned by Stager Partners L.P.
[44]	This number includes up to 181,674 shares of common stock issuable upon the exercise of a warrant.
[45]	Neil Matlins, President of Matlins Financial Consulting, Inc., the general partner of the Lincoln Fund, L.P., is the natural person who directly or indirectly alone or with others has the power to vote or dispose of the shares owned by the Lincoln Fund, L.P.
[46]	Daniel Luskind may also be deemed a beneficial owner, along with Henry S. Krauss and John P. O’Shea, of 4,500 shares of the Company’s common stock owned by Westminster Securities Corporation.
[47]	John P. O’Shea may also be deemed a beneficial owner, along with Henry S. Krauss and Daniel Luskind, of 4,500 shares of the Company’s common stock owned by Westminster Securities Corporation.
[48]	Henry S. Krauss may also be deemed a beneficial owner, along with Daniel Luskind and John P. O’Shea, of 4,500 shares of the Company’s common stock owned by Westminster Securities Corporation.
[49]	Westminster Securities Corporation has identified itself as a broker-dealer and, accordingly, an underwriter.
[50]	Daniel Luskind and John P. O’Shea are the natural people who directly or indirectly with others have power to vote or dispose of the shares held by Westminster Securities Corporation.
[51]	Abraham Wolfson, Aaron Wolfson and Chana Edelstein are the natural people who directly or indirectly with others have power to vote or dispose of the shares held by Chesed Congregations of America.
[52]	This number includes 100,000 shares of common stock issuable upon the exercise of a warrant.
[53]	On September 14, 2004, the Company entered into a four-and-one-half-year $4,000,000 Subordinated Note Agreement with certain lenders, including Jacob Safier.

PLAN OF DISTRIBUTION

The selling securityholders and any of their permitted pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales;

•	broker dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker dealers engaged by the selling securityholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling securityholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by the broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling securityholder and/or the purchasers.

Each selling securityholder has represented and warranted to us that it is acquiring shares of our common stock for its own account, for investment purposes only, and not with a view or an intent to sell, or to offer for resale such shares of our common stock in connection with any unregistered distribution of all or any portion of its shares of our common stock within the meaning of the Securities Act of 1933, as amended, or applicable state securities laws, except for GCI who has advised us that it may distribute all or a portion of its shares of common stock to one or more of the shareholders of GCI. If a selling securityholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under those acts, including without limitation, Regulation M, as applicable to such selling securityholders in connection with resales of their respective shares under the registration statement.

The selling securityholders may only sell the common stock if such sales are made in satisfaction of the requirements for exemption from registration or qualification under the applicable laws of each applicable state. The selling securityholders may not offer or sell the common stock in any state where the offer or sale is not permitted. The selling securityholders will be responsible for compliance with any applicable state laws governing the resale of the common stock.

LEGAL MATTERS

The validity of the shares of common stock intended to be sold pursuant to this prospectus has been passed upon for us by O’Melveny & Myers LLP.

EXPERTS

The financial statements of SeraCare Life Sciences, Inc. as of September 30, 2004 and 2003 and for each of the years in the three-year period ended September 30, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Genomics Collaborative, Inc., incorporated in this prospectus by reference to our Current Report on Form 8-K/A that was filed with the Securities and Exchange Commission on August 11, 2004, have been so included in reliance on the report of Deloitte & Touche LLP, independent auditors, given on their authority as experts in auditing and accounting.

The financial statements of Boston Biomedica, Inc. (now known as Pressure BioSciences, Inc.), incorporated in this prospectus by reference to our Current Report on Form 8-K/A that was filed with the Securities and Exchange Commission on February 24, 2005, have been so included in reliance on the report of Weinberg & Company, P.A., given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 0-33045) listed below. This information is considered a part of this prospectus. These documents are as follows:

(1) the description of the Company’s Common Stock contained in its Registration Statement on Form 10-12G filed with the Commission on August 3, 2001, as subsequently amended (SEC File No. 000-33045) (which incorporates by reference such description from the information included under the heading “Description of Our Capital Stock” in the Information Statement filed as Exhibit 99.1 to such Form 10-12G), and any other amendment or report filed for the purpose of updating such description;

(2) our report on Form 8-K, filed on June 4, 2004;

(3) our report on Form 8-K/A, filed on August 11, 2004;

(4) our report on Form 8-K, filed on October 14, 2004;

(5) our report on Form 8-K, filed on October 20, 2004;

(6) our report on Form 8-K, filed on November 17, 2004;

(7) our report on Form 8-K/A, filed on November 29, 2004;

(8) our report on Form 8-K, filed on December 13, 2004;

(9) our annual report on Form 10-K for our fiscal year ended September 30, 2004, filed on December 14, 2004;

(10) our report on Form 8-K, filed on December 17, 2004;

(11) our report on Form 8-K, filed on January 6, 2005;

(12) our proxy statement on Schedule 14A, filed on January 10, 2005;

(13) our report on Form 8-K, filed on February 7, 2005;

(14) our quarterly report on Form 10-Q for the quarter ended December 31, 2004, filed on February 9, 2005;

(15) our report on Form 8-K, filed on February 23, 2005; and

(16) our report on Form 8-K/A, filed on February 24, 2005.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this amendment no. 1 to the initial registration statement for this prospectus but before the effective date of the registration statement shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to the Corporate Secretary at SeraCare Life Sciences, Inc., 1935 Avenida del Oro, Suite F, Oceanside, California 92056, telephone number (760) 806-8922.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the registration of shares of the selling securityholders will be borne by SeraCare Life Sciences, Inc. (the “Company”) and are estimated (except for the Securities and Exchange Commission registration fee) as follows:

Securities and Exchange Commission registration fee	$4,200
Printing and engraving	$5,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$45,000
Miscellaneous expenses	$10,000
TOTAL	$114,200

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Company’s Amended and Restated Articles of Incorporation, the liability of the Company’s directors for monetary damages has been eliminated to the fullest extent under California law.

Section 317(d) of the California Corporations Code (the “CCC”) requires that a corporation indemnify its officers and directors against losses or expenses incurred in litigation arising out of their activities on behalf of the corporation. Article VI of the Company’s Amended and Restated Articles of Incorporation and Article III, Section 14 of the Company’s Amended and Restated Bylaws authorize the Company to provide indemnification to officers and directors in excess of the statutory limit found in Section 317(d) of the CCC.

The Company is also authorized to maintain, and the Company does maintain, insurance on behalf of any person who is or was one of the Company’s directors or officers, or is or was serving at the Company’s request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under Section 317(i) of the CCC.

ITEM 16. EXHIBITS

EXHIBIT NO.		DESCRIPTION
2.1		Asset Purchase Agreement, dated as of June 3, 2004, by and between SeraCare Life Sciences, Inc. and Genomics Collaborative, Inc. (incorporated by reference to Exhibit 2.1 of the Form 8-K, filed with the Securities and Exchange Commission on June 4, 2004).

2.2		Amendment to Asset Purchase Agreement, dated as of July 29, 2004, by and between SeraCare Life Sciences, Inc. and Genomics Collaborative, Inc.

4.1		Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Form 10, filed with the Securities and Exchange Commission on July 29, 2003).

4.2		Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-K, filed with the Securities and exchange Commission on November 17, 2004).

4.3	*	Form of SeraCare Life Sciences, Inc. common stock certificate.

5.1		Opinion of Counsel.

10.1		Form of Registration Rights Agreement between SeraCare Life Sciences, Inc. and the purchasers named on the list of purchasers attached thereto (incorporated by reference to Exhibit 10.2 of the Form 8-K, filed with the Securities and Exchange Commission on July 9, 2004).

10.2		Letter Agreement, dated February 1, 2005, among SeraCare Life Sciences, Inc. and Stager Partners, L.P., Jacob Safier, Chesed Congregations of America and Kenneth R. Levine.

23.1		Consent of KPMG LLP.

23.2		Consent of Deloitte & Touche LLP.

23.3		Consent of Weinberg & Company, P.A.

23.4		Consent of Counsel (included in Exhibit 5.1).

24.1		Powers of Attorney (included in this Registration Statement under “Signatures”).

*	Previously filed.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, State of California, on February 24, 2005.

SERACARE LIFE SCIENCES, INC.

By:	/s/ MICHAEL F. CROWLEY, JR.
Michael F. Crowley, Jr.,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael F. Crowley, Jr. and Jerry L. Burdick, and each of them, on behalf of each of the directors of the Company, as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on behalf of the Company, any or all amendments to the registration statement, and to file the same with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such officer might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ BARRY D. PLOST Barry D. Plost	Chairman of the Board	February 24, 2005

/S/ MICHAEL F. CROWLEY, JR. Michael F. Crowley, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	February 24, 2005

/S/ JERRY L. BURDICK Jerry L. Burdick	Director, Acting Chief Financial Officer (Principal Financial and Accounting Officer), and Secretary	February 24, 2005

/S/ SAMUEL ANDERSON Samuel Anderson	Director	February 24, 2005

/S/ ROBERT J. CRESCI Robert J. Cresci	Director	February 24, 2005

/S/ EZZAT JALLAD Ezzat Jallad	Director	February 24, 2005

/S/ DR. BERNARD KASTEN Dr. Bernard Kasten	Director	February 24, 2005

/S/ DR. NELSON TENG Dr. Nelson Teng	Director	February 24, 2005

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